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                    [Letterhead of Tilly Realty Associates]


QUAKER FABRIC CORP OF FALL RIVER
C/O GUS ANTONUCCI
941 Grinnell Street, Plant C
Fall River, MA 02721


December 9, 1997


The following is the lease agreement between TILLY REALTY ASSOCIATES (lessor) and QUAKER FABRIC CORP OF FALL RIVER (lessee).

LEASED SPACE: approximately 23408 square feet on the third floor of the West Mill, located at Fr. DeValles Blvd., Fall River, MA.

OCCUPANCY DATE: Lessee to begin occupying the space on or about December 13, 1997.

LENGTH OF LEASE: Lease will be for a period of one (1) year commencing December 15, 1997.

TERMS: Effective December 15, 1997, the rent will be $2438.34 per month.

EXTENSION OF LEASE: Lessee has option to extend lease for an additional term of 1 year at a rate not to exceed 10% above the first term.

RENT CHARGE: Rent is due and payable on or before the first of every month in advance.

ELECTRIC CHARGE: Electric will be metered and invoiced by lessor on the first of every month according to the rates supplied by Eastern Utilities, with a minimum charge of $50.00 per month. The electric is due upon receipt of the invoice. "Bills rendered for which payment has not been received within 25 days from the date rendered, shall be considered past due and subject to a late payment charge of 1 1/2% per month (18% annually) on any unpaid balance." "If it becomes necessary to discontinue service for non-payment", all past due amounts and "a $10.00 reconnection charge must be paid before service is restored and lessor may not be able to restore service immediately."(1)


-----------------
(1) "EASTERN UTILITIES"




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FIRST MONTH'S RENT: $2438.34 due prior to occupancy.

DEPOSIT REQUIRED:

                   damage deposit       $2438.34
                   electric deposit        50.00
                   door lock deposit       25.00
                                       ---------
                   total                $2513.34*

     *due prior to occupancy

PERCENTAGE OF SPACE OCCUPIED BY LESSEE: Lessee occupies 10% of the total square footage of the property located at Fr. DeValles Blvd., Fall River, MA.

HEAT, INSURANCE, PROPERTY TAXES, WATER, AND SEWER CHARGES: Lessee will be invoiced 10% of any increases in the costs of heat, insurance, property taxes, water, or sewer (each figured individually) over and above the base year. The lessor shall provide to the demised premises water for sanitary purposes and fire sprinklers only.

BASE YEARS:

                      HEAT           = 1996/1997
                         Heat Season = October 15 through April 15
                      INSURANCE      = 1997/1998
                      PROPERTY TAXES = assessed January 1, 1997
                      WATER          = 9/96 - 9/97
                      SEWER          = 9/96 - 9/97

SNOW REMOVAL: Lessee will be invoiced 10% of any increases in the cost of snow removal over and above the base year of 1993/1994.

ELEVATOR CHARGES:Lessee will be invoiced 10% of any increases in the cost of maintaining the elevator over and above $1200.00 per year. Maintaining includes inspections, maintenance, repairs, and electric.

INSURANCE (PUBLIC AND PROPERTY): Lessee will be responsible for own Public Liability Insurance in the minimum amount of coverage of $100,000.00/$300,000.00 for liability of bodily injury and $50,000.00 for property damage liability. The coverage must be with an insurance company licensed to do business in Massachusetts. Lessee must indemnify Lessor and hold entirely harmless for all losses and claims and confirm to Lessor that they are co-named on the policy.


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NOTIFICATION OF INSURANCE COVERAGE: Lessee should have insurance company or agent send the necessary Certificate of Insurance with Lessor being listed as co-named on the policy.

NO CERTIFICATE OF INSURANCE: In the case of no Certificate of Insurance on file, lessor will invoice lessee annually.

INSURANCE (CONTENTS): Lessee's inventory, machinery, and equipment are not covered by Lessor's insurance. Lessee should secure own insurance on contents in case of fire, theft, vandalism, water damage, etc...

ALTERATIONS: Lessee shall not remodel, paint or make any structural changes to the premises, nor shall the lessee attach or remove any fixtures without lessor's prior written permission. Lessee hereby has permission to make the alterations listed on Attachment A.

LEASEHOLDS: Lessee may move Lessor's lights, electrical wiring, vents, fans, boxes and switches, fire extinguisher, alarms, and metal floor plates which are on the leased premises at time of lessee's occupancy, as lessee deems necessary for the conduct of it's business. Upon vacating the premises, the lessee must leave the structural integrity of the premises as found prior to lessee's occupancy.

PLUMBING: The water closets and waste pipes shall not be used for any purpose other than those for which they were constructed, nor shall any sweepings, rubbish, or any other improper articles be thrown into them. Any damage to the building caused by the negligent misuse of such equipment by the lessee shall be paid by you (lessee).

ELECTRICAL WIRING: Lessor will supply wiring and meter to leased space. Lessee is responsible for any and all electrical installation required in leased space. Electrical work must be approved and installed by Lessor.

ELECTRIC LIGHT BULBS: Lessor shall supply leased space with necessary electric light bulbs at the time of occupancy. Lessee agrees to furnish replacements and install thereafter.

HOUSEKEEPING: No trash or flammable materials is to be left in the lessee's area or in the hallways.

HALLWAYS: No receptacles, boxes, trash, cartons or other articles or obstructions shall be placed in the hallways or other common areas or passageways.

RUBBISH REMOVAL: Lessee is responsible for own rubbish removal. If not removed, lessor has the right to evict and/or charge lessee for it's removal.


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NO SMOKING: There is to be NO SMOKING in the building except in designated areas.

FIRE HAZARDS: Lessee shall not permit any hazardous act which might cause fire or that will increase the rate of insurance on the premises. If the premises become in-operable by reason of fire not caused by lessee's negligence, the rental herein shall be suspended until the same has been restored to an operable condition or at the lessee's option, the lease shall be terminated. The lessor is not obligated to rebuild or restore the premises.

ENVIRONMENTAL INDEMNIFICATION: Tenant shall defend, with counsel reasonably approved by Landlord, all actions against Landlord with respect to, and pay, protect, indemnify and save harmless, to the extent permitted by law, Landlord from and against any and all Costs and Expenses arising out of, or claimed to be arising out of any "Environmental Conditions" (as defined hereinafter) by the lessee. Without limiting the foregoing, the term Costs and Expenses as used in this Section shall include remedial or response costs, expert consultant fees and expenses, and bodily injury or property damage. Tenant and Landlord agree that "response costs", as defined in the "Environmental Laws" (as defined hereinafter), shall not be deemed consequential damages.

For purposes of this Section, "Environmental Laws" shall mean any federal, state and/or local statute, ordinance, bylaw, code, rule and/or regulation, now or hereafter enacted, pertaining to any aspect of the environment or human health, including, without limitation, Chapter 21C, Chapter 21D, and Chapter 21E of the General Laws of Massachusetts and the regulations promulgated by the Massachusetts Department of Environmental Protection ("DEP"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. - 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. - 6901 et seq., the Federal Water Pollution Control Act and the Federal Clean Air Act.

For purposes of this Section, "Hazardous Substances" shall mean any "oil",
"hazardous material... .. hazardous waste", or "hazardous substance"
(collectively referred to herein as "Hazardous Substances"), as the foregoing terms (in quotations) are defined in the Environmental Laws.

For purposes of this Section, "Environmental Conditions" shall mean any "disposal", "release" or "threat of release" of Hazardous Substances on, from or about the Premises or storage of Hazardous Substances on, from or about the Premises, other than in compliance with the Environmental Laws.

Notwithstanding the foregoing anything in this Lease to the contrary, Landlord agrees that Tenant shall not be responsible for Environmental Conditions to the extent that such Environmental Conditions (a) exist as of the commencement of the term of this Lease or (b) result from (i) the actions or omissions of Landlord


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either before the commencement of this Lease, during the term hereof or after the termination of this Lease or (ii) the actions or omissions of any preceding or succeeding tenant or owner of the Premises. Landlord further agrees that Tenant shall have no obligation to Landlord under this Lease for Environmental Conditions arising from the actions or omissions of any person or entity who or which is not an agent, employee or invitee of Tenant.

Landlord shall defend, with counsel reasonably approved by Tenant, all actions against Tenant, with respect to, and pay, protect, indemnify and save harmless, to the extent permitted by law, Tenant from and against any and all Costs and Expenses of any nature arising out of, or as claimed to be arising out of, any Environmental Conditions to the extent that such Environmental Conditions (a) exist as of the commencement of the term of this Lease or (b) result from (i) the actions or omissions of Landlord either before the commencement of this Lease, during the term hereof or after the termination of this Lease or (ii) the actions or omissions of any preceding or succeeding tenant or owner of the Premises. Tenant agrees that Landlord shall not be responsible for any Environmental Conditions to the extent that such Environmental Conditions result from the actions or omissions of Tenant, or Tenant's agents, employees or invitees. Tenant further agrees that Landlord shall have no obligation to Tenant under this Lease for Environmental Conditions arising during the term of this Lease from the actions or omissions of any person or entity who or which is not an agent, employee or invitee of Landlord.

SUBLETTING AND/OR RETAILING: Lessee may sublet and/or retail on the premises providing lessee receives lessor's prior written consent, which consent shall not be unreasonably withheld. As a condition of subletting and/or retailing, such other persons shall be bound by the terms of this agreement and shall acknowledge such fact by executing a copy of this agreement. Lessee agrees to be bound by this agreement until the term shall expire and the security deposit shall not be released until the expiration of the term.

USE AND OCCUPANCY: Lessee shall use the premises in such a manner as to comply with all local, county, and state laws and shall not use the premises or permit it to be used for any disorderly or unlawful purpose or in any manner offensive to any other tenants in the building.

DAMAGES TO PREMISES: Lessee agrees to pay for repair of the premises when caused by lessee's negligent misuse or that of lessee's employees or visitors.

VACATING THE PREMISES: A thirty day notice to vacate the premises is required by both parties, unless the lessee vacates at the end of the term. This notice must be in writing. Also, the space must be left broom clean.


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ABANDONMENT: If during the term of lessee's occupancy, prior to the expiration of this agreement, lessee deserts, vacates, or abandons the leased space, the lessor has the right to enter and repossess the premises.

ATTORNEY'S FEES: If we (lessor) are compelled to incur any expenses including reasonable attorney's fees in instituting and prosecuting any action or proceeding by reason of any default of yours (lessee) hereunder, the sum or sums so paid by us (lessor) with all interests, costs, and damages shall be deemed to be additional rent hereunder and shall be due from you (lessee) to us (lessor) on the first (1st) day of the month following the incurring of such respective expenses, only if the lessor prevails in such litigation.

REPRESENTATIONS AND APPLICATIONS: We (lessor) enter into this agreement with you (lessee) on the basis of the representations contained in the application which is made part of the agreement, and, in the event any of the representations contained in the application shall be found to be materially misleading, incorrect or untrue, we (lessor) shall have the right to cancel this agreement and repossess the premises.

LATE CHARGE: Lessee will be invoiced 2% interest charge on any monies over 30 days past due.

REMOVAL OF LESSEE PROPERTY: If after violation of any provisions of this agreement, or upon the expiration of this agreement, you (lessee) move out and fail to remove your (lessee) property being kept in the leased space by your (lessee) volition, then the property shall be deemed abandoned and we (lessor) shall have the right to remove it and will not be responsible for its security. Also, lessor has the right to sell the abandoned property for expenses incurred.

REMEDY FOR BREACH: If for any reason you (lessee) breach this agreement, we (lessor) shall have the right to initiate any action to evict lessee from the premises and to collect any damages that shall become due us (lessor) for this action.

DAMAGE DEPOSIT: The full damage deposit shall be returned to the lessee within thirty days of vacating the premises and returning the keys, except under the following conditions: The lessee must provide a forwarding address to the lessor. Lessee agrees to allow lessor to deduct from the security deposit , the following charges if they apply: (1) Any indebtedness otherwise due the lessor.
(2) Unpaid late charges. (3) Attorney's fees and any court costs incurred by a breach of any provisions of this lease by the lessee, or enforcement of any of the terms of this agreement by lessor. (4) The cost of any repairs, replacements, redecorating and/or refurnishing of the premises, or any fixtures, systems, caused by "other" than reasonable wear. (5) A reasonable cleaning expense, in the event that the lessee fails to leave premises in a clean rentable condition. IT IS SPECIFICALLY UNDERSTOOD AND AGREED THAT


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THE LESSEE MAY NOT APPLY THE DAMAGE DEPOSIT TOWARDS RENTAL PAYMENTS.

Call if you have any questions.

Sign below and return both copies, lessor will then sign and return one to lessee for record keeping.

If the agreement is not returned signed to the lessor, within 30 days, lessor will consider it valid.

AGREED AND ASSENTED TO:


                                      Sincerely,
                                      TILLY REALTY ASSOCIATES


/s/ James A. Dulude
-----------------------------
James A. Dulude
QUAKER FABRIC CORP OF FALL RIVER
508-678-1951
FED ID#04-2822940


                                      /s/ Erwin E Strasmich
                                      ---------------------------------
                                      Erwin E Strasmich
                                      Manager



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